SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 9, 2010

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1226 Eastchester Drive

High Point, North Carolina 27265

(Address of principal executive offices)

(336) 476-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective April 9, 2010, Bank of North Carolina acquired certain assets and liabilities of Beach First National Bank, a national banking association organized under the laws of the United States and headquartered in Myrtle Beach, South Carolina (“Beach First”), from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for Beach First (the “Acquisition”), pursuant to a purchase and assumption agreement dated April 9, 2010 (the “Agreement”).

Under the terms of the Agreement, Bank of North Carolina acquired approximately $614 million in assets, including approximately $488 million in loans. Bank of North Carolina also assumed approximately $557 million in liabilities, including approximately $499 million in customer deposits. The deposits were acquired without a premium. Bank of North Carolina also received an initial cash payment from the FDIC, based on a negative premium on assets and the differential between liabilities assumed and assets purchased which amounted to $13.3 million on April 12, 2009.

In connection with the Acquisition, Bank of North Carolina entered into loss sharing agreements with the FDIC that collectively cover approximately $24 million of single family residential mortgage loans, approximately $9 million of other real estate owned, approximately $368 million of commercial real estate loans and approximately $96 million of construction loans, other commercial loans and other commercial assets (referred to collectively as “Covered Assets”).

Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse Bank of North Carolina for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse Bank of North Carolina for 80% of losses on the Covered Assets. Bank of North Carolina will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid Bank of North Carolina under the loss sharing agreements. The loss sharing agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and Bank of North Carolina reimbursement to the FDIC, in each case as described above, for ten years. The loss sharing agreement applicable to commercial loans and securities provides for FDIC loss sharing for five years and Bank of North Carolina reimbursement to the FDIC for eight years, in each case as described above.

In addition, on June 14, 2020 (the “True-Up Measurement Date”), Bank of North Carolina has agreed to pay to the FDIC 50% of the excess, if any, of (i) 20% of the Intrinsic Loss Amount of $136 million less (ii) the sum of (A) 25% of the asset premium (discount), plus (B) 25% of the cumulative shared loss payments (defined as the aggregate of all loss sharing payments made by the FDIC to Bank of North Carolina under the loss sharing agreements minus the aggregate of all reimbursement payments made by Bank of North Carolina to the FDIC under the loss sharing agreements), plus (C) the period servicing amounts for any 12-month period prior to and ending on the True-Up Measurement Date (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets (other than shared loss securities) at the beginning of the period, times 1%.

The terms of the Agreement provide for the FDIC to indemnify Bank of North Carolina against certain claims, including claims with respect to liabilities and assets of Beach First or any of its affiliates not assumed or otherwise purchased by Bank of North Carolina, with respect to claims made by shareholders of Beach First National Bancshares, Inc., the holding company for Beach First, and with respect to claims based on any action by Beach First’s directors, officers, and other employees.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

Item 8.01	Other Events

On April 9, 2010, the Company issued a press release announcing the Acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report and incorporated by reference herein.

The investor slide presentation, which is attached as Exhibit 99.2 to this Current Report on Form 8-K, is deemed “furnished” to the Securities and Exchange Commission (the “SEC”), and not “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporated by reference this Current Report into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statement of Business Acquired

To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Current Report no later than June 25, 2010.

(b)	Pro Forma Financial Information

To the extent that pro forma financial information is required by this Item, such information will be filed in an amendment to this Current Report no later than June 25, 2010.

(d) Exhibits

Exhibit No.	Description of Exhibit
2.1	Purchase and Assumption Agreement Whole Bank All Deposits among the Federal Deposit Insurance Corporation, receiver of Beach First National Bank, Myrtle Beach, South Carolina, Federal Deposit Insurance Corporation and Bank of North Carolina, dated effective as of April 9, 2010.

99.1	Press Release announcing the Acquisition, dated April 9, 2010

99.2	Investor Slide Presentation, dated April 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2010

BNC BANCORP, INC.

By:	/s/ David B. Spencer
David B. Spencer
Executive Vice President & Chief Financial Officer (Principal Accounting Officer)